Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF
SERIES B CONVERTIBLE NON-REDEEMABLE PREFERRED STOCK
OF
CURIS, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

CURIS, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on January 6, 2026:

RESOLVED, pursuant to authority expressly set forth in the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) designated as the Series B Convertible Non-Redeemable Preferred Stock, par value $0.01 per share, of the Corporation is hereby authorized and the number of shares, powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series B Convertible Non-Redeemable Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation, Preferences and Rights of Series B Convertible Non-Redeemable Preferred Stock (“Certificate of Designations”) is hereby approved as follows:

SECTION 1 Designation of Amount.

(a) 20,195 shares of Preferred Stock shall be, and hereby are, designated the “Series B Convertible Non-Redeemable Preferred Stock” (the “Series B Preferred Stock”), par value $0.01 per share.

(b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designations, the number of shares of Preferred Stock that are designated as Series B Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series B Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series B Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series B Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

SECTION 2 Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (iii) any Person acting or who could be deemed to be acting as a group together with the Holder or any Attribution Parties and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Bylaws” shall mean the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Commission” means the Securities and Exchange Commission.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Conversion Price” shall mean $0.75, subject to adjustment from time to time in accordance with Section 6(d).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series B Preferred Stock, all of such holders being the “Holders.”

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Participating Dividends” shall have the meaning set forth in Section 4.

“Permitted Exchange” means any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market (or any of their respective successors).

“Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Requisite Holders” shall mean the holders of a majority of the then outstanding shares of Series B Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series B Preferred Stock” shall have the meaning set forth in Section 1(a).

“Stated Value” shall mean the per share stated value for a share of Series B Preferred Stock of $1,000.00, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series B Preferred Stock.

SECTION 3 Voting Rights.

(a) Non-Voting Stock. Except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designations, the holders of Series B Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock.

(b) Limited Consent Rights. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Requisite Holders by written consent in lieu of a meeting:

a.	alter, repeal or change the powers, preferences or rights of the Series B Preferred Stock or alter or amend this Certificate of Designations so as to adversely affect the Series B Preferred Stock;

b.	supplement, amend, restate, repeal, or waive any provision of the Certificate of Incorporation or Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise;

c.	increase or decrease (other than by conversion) the number of authorized shares of Series B Preferred Stock; or

d.	enter into any agreement with respect to any of the foregoing.

SECTION 4 Dividends.

If the Board of Directors shall declare a dividend or other distribution payable upon the then outstanding shares of Common Stock, whether in cash, in kind or in other securities or property (other than dividends payable in shares of Common Stock), the holders of the outstanding shares of Series B Preferred Stock shall be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the shares of Series B Preferred Stock held by each holder thereof could be converted, without regard to any restrictions on conversion (including the Beneficial Ownership Limitation), in accordance with the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend (“Participating Dividends”). Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

SECTION 5 Liquidation Preference.

(a) Ranking. The Series B Preferred Stock shall rank (i) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series B Preferred Stock (“Junior Securities”); (ii) on parity with the Common Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (“Parity Securities”); and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series B Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (each, a “Dissolution”).

(b) Distribution to Series B Preferred Stock and Parity Securities. Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon a Dissolution, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series B Preferred Stock held by such Holder equal to the greater of (i) the Stated Value, plus any dividends declared but unpaid on such share of Series B Preferred Stock, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 6 (without regard to any restrictions on conversion (including the Beneficial Ownership Limitation)) immediately prior to such Dissolution. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series B Preferred Stock the amount required under the preceding sentence, the holders of Series B Preferred Stock and the holders of shares of Parity Securities shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock and Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series B Preferred Stock and Parity Securities were paid in full. For the avoidance of any doubt, but without limiting the foregoing, neither a change in control of the Corporation, the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

SECTION 6 Conversion Rights.

(a) General.  Automatic Conversion on Stockholder Approval. Prior to the Automatic Conversion Event, the Series B Preferred Stock shall not be convertible into Common Stock by the Holder thereof. Effective as of 5:00 p.m. Eastern time on the third (3rd) Business Day after the date that the Corporation’s stockholders have approved each of (A) an increase in the number of authorized shares of Common Stock to enable the Corporation to issue all of the shares of Common Stock that are issuable upon the conversion of the Series B Preferred Stock and (B) the conversion of the Series B Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market (the “Automatic Conversion Event”), and subject to the Corporation filing an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Charter Amendment”) evidencing such stockholder approval, each share of Series B Preferred Stock then outstanding shall automatically convert into a number of shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series B Preferred Stock by (ii) the Conversion Price in effect at the time of the Automatic Conversion (as defined below), subject to the Beneficial Ownership Limitation (as defined below) (the “Automatic Conversion”). The Corporation shall inform each Holder of the occurrence of the Automatic Conversion Event within two (2) Business Days following such Automatic Conversion Event. The Corporation shall request from each Holder, approximately 30 days prior to the date of the Automatic Conversion Event, a written notice of such Holder’s beneficial ownership in the Corporation (a “Beneficial Ownership Statement”). If a Holder fails to provide the Corporation with a Beneficial Ownership Statement within 10 days prior to the date of the Automatic Conversion Event, then the Corporation shall presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero. The shares of Series B Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of Automatic Conversion and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares upon the Holder tendering to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock. Converted Stock that is registered in book entry form shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within two Business Days of the effectiveness of the Automatic Conversion. Notwithstanding the foregoing, if, due to the Automatic Conversion, shares of Series B Preferred Stock held by a Holder are not automatically converted into Common Stock in Automatic Conversion due to the Beneficial Ownership Limitation, the Corporation shall issue such Holder a pre-funded warrant, in substantially the form attached hereto as Exhibit A, exercisable for the number of shares of Common Stock equal to the Excess Shares (as defined below).

(b) Fractions of Shares. Fractional shares of Common Stock may not be issued in connection with any conversion of the Series B Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(c) Beneficial Ownership Limitations. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of shares of Series B Preferred Stock in the Automatic Conversion to the extent that, after giving effect to the Automatic Conversion, such Holder (together with such Holder’s Attribution Parties) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (the “Excess Shares”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock for which a Holder has provided the Corporation with prior written notice of beneficial ownership in the Beneficial Ownership Statement, and assuming the conversion of all shares of Series B Preferred Stock held by all other holders of Series B Preferred Stock less the aggregate number of shares of Series B Preferred Stock held by all other holders of Series B Preferred Stock that will not convert into shares of Common Stock on account of the application of any Beneficial Ownership Limitations applicable to any such other holders. For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock of the Corporation, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Business Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be, at the written election of the Holder delivered to the Corporation on the date hereof, either 4.99%, 9.99% or 19.99% (or such other number less than or equal to 19.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the Automatic Conversion to the extent permitted pursuant to this Section 6(c); provided, however, that by written notice to the Corporation, which will not be effective until the 61st day after such notice is delivered to the Corporation, the Holder may waive or amend the provisions of this Section 6(c) to change the Beneficial Ownership Limitation to any other number less than or equal to 19.99%, and the provisions of this Section 6(c) shall continue to apply. The Corporation shall be entitled to rely on representations made to it by the Holder in any written notice regarding its Beneficial Ownership Limitation.

(d) Adjustments to Conversion Price.

(i) Upon Subdivisions. If, at any time after the date the first share of Series B Preferred Stock was issued, the number of shares of Common Stock outstanding is increased by a subdivision of shares of Common Stock, then, following the record date for the determination of holders of Common Stock affected by such subdivision, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii) Upon Combinations. If, at any time after the date the first share of Series B Preferred Stock was issued, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii) Stock Dividends. If, at any time after the date the first share of Series B Preferred Stock was issued, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(d)(iii) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(iv) Reorganization, Reclassification, Merger or Consolidation. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, merger or consolidation involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or property (other than a subdivision or combination provided for elsewhere in this Section 6), then, as a part of such reorganization, recapitalization, reclassification, merger, or consolidation, provision shall be made so that holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the kind and amount of shares of stock, cash or other property to which such holder would have been entitled if such holder had converted its shares of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, recapitalization, reclassification, merger or consolidation, to the end that the provisions of this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price then in effect for the Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(e) Mechanics of Delivery. As promptly as practicable on or after the Automatic Conversion, the Corporation shall (i) issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion (or a notice of such issuance if uncertificated shares are issued in book entry) and (ii) pay all declared but unpaid dividends on the shares of Series B Preferred Stock converted.

(f) Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(d) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(d) and shall prepare a certificate signed by the Corporation’s principal executive officer or principal financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series B Preferred Stock and mailed by the Corporation at its expense to all holders of Series B Preferred Stock at their last addresses as they shall appear in the stock register.

(g) Corporation to Reserve Common Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(h) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series B Preferred Stock to be converted (nor shall the Corporation be responsible for any other taxes payable by the holders of the Series B Preferred Stock), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

SECTION 7 Waiver. Notwithstanding anything to the contrary herein, any provisions of this Certificate of Designations may be waived on behalf of all of the holders of Series B Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be duly executed by its Chief Financial Officer, this 7th day of January, 2026.

By:	/s/ Diantha Duvall
Name:	Diantha Duvall
Title:	Chief Financial Officer

EXHIBIT A

PRE-FUNDED WARRANT